The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 5, 2025

Citigroup Global Markets Holdings Inc.	December ---, 2025 Medium-Term Senior Notes, Series N Pricing Supplement No. 2025-USNCH29599 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Autocallable Dual Directional Buffered PLUS Based on the TOPIX® Index Due January     , 2028

Autocallable Dual Directional Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the TOPIX® Index (the “underlying index”) from the initial index level to the final index level.

▪	The securities offer the opportunity for automatic early redemption at a premium if the closing level of the underlying index on the interim valuation date is greater than or equal to the initial index level. If the closing level of the underlying index on the interim valuation date is less than the initial index level, the securities will not be automatically redeemed at a premium and, instead, the securities offer a payment at maturity reflecting leveraged exposure to the potential appreciation of the underlying index from the initial index level to the final index level and a limited buffer against the potential depreciation of the underlying index as described below. In addition, if the underlying index depreciates within a limited range (not more than the buffer amount specified below), the securities provide for an unleveraged positive return at maturity based on the absolute value of that depreciation. In exchange for these features, investors in the securities must be willing to forgo (i) positive participation in the absolute value of any depreciation in excess of the buffer amount and (ii) any dividends that may be paid on the stocks that constitute the underlying index. In addition, investors in the securities must be willing to accept downside exposure to any depreciation of the underlying index in excess of the buffer amount. If the underlying index depreciates by more than the buffer amount from the pricing date to the final valuation date, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer amount.

▪	In order to obtain the modified exposure to the underlying index that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:		Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:		All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying index:		The TOPIX® Index (ticker symbol: “TPX”)
Aggregate stated principal amount:		$
Stated principal amount:		$1,000 per security
Pricing date:		December , 2025 (expected to be December 26, 2025)
Issue date:		December , 2025 (expected to be December 31, 2025)
Final valuation date:		December , 2027 (expected to be December 29, 2027), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:		January , 2028 (expected to be January 3, 2028)
Interim valuation date:		Expected to be January 4, 2027, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur with respect to the underlying index
Automatic early redemption:		If the closing level of the underlying index on the interim valuation date is greater than or equal to the initial index level, the securities will be automatically redeemed on the third business day following the interim valuation date for an amount in cash per security equal to $1,000 plus the premium applicable to the interim valuation date. If the securities are automatically redeemed following the interim valuation date, they will cease to be outstanding and you will not be entitled to receive the payment that otherwise would have been due at maturity.
Payment at maturity:

If the securities have not previously been redeemed, you will receive at maturity, for each $1,000 stated principal amount security you then hold:

▪  If the final index level is greater than the initial index level:

$1,000 + the leveraged return amount

▪  If the final index level is equal to the initial index level or less than the initial index level by an amount less than or equal to the buffer amount:

$1,000 + ($1,000 × the absolute index return)

▪  If the final index level is less than the initial index level by an amount greater than the buffer amount:

$1,000 + [$1,000 × (the index return + the buffer amount)]

If the final index level is less than the initial index level by more than the buffer amount, your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial index level:		, the closing level of the underlying index on the pricing date
Leveraged return amount:		$1,000 × the index return × the upside leverage factor
Upside leverage factor:		150%
Absolute index return:		The absolute value of the index return
Buffer amount:		10.00%
Listing:		The securities will not be listed on any securities exchange
Underwriter:		Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$1,000.00	$20.00(2)	$975.00
$5.00(3)
Total:	$	$	$

(Key Terms continued on next page)

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $914.00 per security, which will be less than the issue price.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance.  See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $25.00 for each $1,000.00 security sold in this offering.  Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $20.00 for each $1,000.00 security they sell.  Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $5.00 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-10 dated March 7, 2023     Underlying Supplement No. 11 dated March 7, 2023

Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Autocallable Dual Directional Buffered PLUS Based on the TOPIX® Index Due January , 2028 Autocallable Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

KEY TERMS (continued)
Premium:

The premium applicable to the interim valuation date is the amount indicated below.  The premium may represent a return that is significantly less than the appreciation of the underlying index from the pricing date to the interim valuation date.

• January 4, 2027:                 10.25% of the stated principal amount

Final index level:	The closing level of the underlying index on the final valuation date
Index return:	(i) The final index level minus the initial index level, divided by (ii) the initial index level
CUSIP / ISIN:	17331B3T4 / US17331B3T45

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether the securities are automatically redeemed or your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

December 2025	PS-2

Citigroup Global Markets Holdings Inc.
Autocallable Dual Directional Buffered PLUS Based on the TOPIX® Index Due January , 2028 Autocallable Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

The securities can be used:

▪	To provide an opportunity to earn a premium upon automatic early redemption if the closing level of the underlying index on the interim valuation date is greater than or equal to the initial index level;

▪	As an alternative to direct exposure to the underlying index that, if the securities are not redeemed prior to maturity, enhances returns for any positive performance of the underlying index;

▪	If the securities are not redeemed prior to maturity, to enhance returns and outperform the underlying index in a bullish scenario, without taking into account lost dividend yield;

▪	If the securities are not redeemed prior to maturity, to achieve similar levels of upside exposure to the underlying index as a direct investment, while using fewer dollars by taking advantage of the upside leverage factor;

▪	If the securities are not redeemed prior to maturity, to obtain a positive return for a limited range of negative performance of the underlying index; and

▪	If the securities are not redeemed prior to maturity, to obtain a limited buffer against the potential depreciation of the underlying index.

If the underlying index depreciates by more than the buffer amount, the securities are exposed on a 1-to-1 basis to the percentage decline in the underlying index beyond the buffer amount. Accordingly, investors may lose a significant portion of their initial investment in the securities.

Maturity:	Approximately two years
Upside leverage factor:	150%. The upside leverage factor applies only if the final index level is greater than the initial index level.
Buffer amount:	10.00%
Minimum payment at maturity:	$100.00 per security (10.00% of the stated principal amount). Investors may lose up to 90.00% of the stated principal amount of the securities.
Interest:	None
December 2025	PS-3

Citigroup Global Markets Holdings Inc.
Autocallable Dual Directional Buffered PLUS Based on the TOPIX® Index Due January , 2028 Autocallable Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Key Investment Rationale

The securities offer the opportunity for automatic early redemption at a premium if the closing level of the underlying index on the interim valuation date is greater than or equal to the initial index level. If the securities are not redeemed prior to maturity, the securities offer the potential for, at maturity, (i) a leveraged return if the underlying index appreciates and (ii) if the underlying index depreciates, an unleveraged positive return equal to the absolute value of the depreciation of the underlying index, but only so long as the underlying index does not depreciate by more than the buffer amount from the initial index level to the final index level. At maturity (assuming the securities are not automatically redeemed prior to maturity), if the underlying index has appreciated from the initial index level to the final index level, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying index. If the underlying index has depreciated from the initial index level to the final index level, but not by more than the buffer amount, investors will receive the stated principal amount of their investment plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 10.00%.  However, if the underlying index has depreciated by more than the buffer amount from the initial index level to the final index level, investors will lose 1% of the stated principal amount for every 1% by which that depreciation exceeds the buffer amount. Under these circumstances, the payment at maturity will be less, and possibly significantly less, than the stated principal amount. Investors may lose up to 90% of the stated principal amount of the securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Premium:	The securities offer investors the opportunity for automatic early redemption at a premium following the interim valuation date if the closing level of the underlying index on the interim valuation date is greater than or equal to the initial index level.
Leveraged Upside Performance:	If the securities are not automatically redeemed prior to maturity, the securities offer investors an opportunity at maturity to capture enhanced returns relative to a direct investment in the underlying index if the underlying index appreciates.
Absolute Return Feature:	If the securities are not automatically redeemed prior to maturity, the securities offer the potential for an unleveraged positive return at maturity if the underlying index depreciates by an amount less than or equal to the buffer amount, which means that the underlying index has depreciated by no more than 10.00% from its initial index level.
Upside Scenario if the Underlying Index Appreciates:	If the final index level is greater than the initial index level, the payment at maturity for each security will be equal to the $1,000 stated principal amount plus the product of (i) the stated principal amount, (ii) the upside leverage factor and (iii) the index return.
Absolute Return Scenario:	If the final index level is equal to the initial index level or less than the initial index level by an amount less than or equal to the buffer amount, which means that the underlying index has depreciated by no more than 10.00% from the initial index level, you will receive a 1% positive return on the securities for each 1% negative return on the underlying index. For example, if the final index level is 5% less than the initial index level, the securities will provide a positive return of 5% at maturity. The maximum return you may receive in this scenario is a positive 10.00% return at maturity.
Downside Scenario:	If the securities are not automatically redeemed prior to maturity and the final index level is less than the initial index level by more than the buffer amount, which means that the underlying index has depreciated by more than 10.00% from its initial index level, you will lose 1% of the stated principal amount for every 1% by which that depreciation exceeds the buffer amount (e.g., a 50% depreciation in the underlying index will result in a payment at maturity of $600.00 per security). The minimum payment at maturity is $100.00 per security. Accordingly, investors may lose a significant portion of their initial investment.
December 2025	PS-4

Citigroup Global Markets Holdings Inc.
Autocallable Dual Directional Buffered PLUS Based on the TOPIX® Index Due January , 2028 Autocallable Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Hypothetical Examples

The diagram and examples below illustrate how the payment at maturity will be calculated if the securities are not automatically redeemed prior to maturity.

Investors in the securities will not receive any dividends that may be paid on the stocks that constitute the underlying index. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index” below.

Autocallable Dual Directional Buffered PLUS Payment at Maturity Diagram (Assuming No Automatic Early Redemption)

■ The Securities	■ The Underlying Index
December 2025	PS-5

Citigroup Global Markets Holdings Inc.
Autocallable Dual Directional Buffered PLUS Based on the TOPIX® Index Due January , 2028 Autocallable Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The examples below are based on the hypothetical initial index level of 100.00 and do not reflect the actual initial index level. For the actual initial index level, see the cover page of this pricing supplement. We have used this hypothetical value, rather than the actual value, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial index level and not the hypothetical value indicated below. For ease of analysis, figures below may have been rounded.

Example 1—Upside Scenario A. The hypothetical final index level is 105.00 (a 5.00% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level.

Payment at maturity per security = $1,000 + the leveraged return amount

= $1,000 + ($1,000 × the index return × the upside leverage factor)

= $1,000 + ($1,000 × 5.00% × 150%)

= $1,000 + $75.00

= $1,075.00

Because the underlying index appreciated from the hypothetical initial index level to the hypothetical final index level, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security plus the leveraged return amount, or $1,075.00 per security.

Example 2—Upside Scenario B. The hypothetical final index level is 95.00 (a 5.00% decrease from the hypothetical initial index level), which is less than the hypothetical initial index level by an amount that is less than the buffer amount of 10.00%.

Payment at maturity per security = $1,000 + ($1,000 × the absolute index return)

= $1,000 + ($1,000 × |-5.00%|)

=$1,000 + $50.00

= $1,050.00

Because the underlying index depreciated from the hypothetical initial index level to the hypothetical final index level by less than the 10.00% buffer amount, your payment at maturity in this scenario would reflect 1-to-1 positive exposure to the absolute value of the negative performance of the underlying index.

Example 3—Downside Scenario. The hypothetical final index level is 30.00 (a 70.00% decrease from the hypothetical initial index level), which is less than the hypothetical initial index level by an amount that is more than the buffer amount of 10.00%.

Payment at maturity per security = $1,000 + [$1,000 × (the index return + the buffer amount)]

= $1,000 + [$1,000 × (-70.00% + 10.00%)]

= $1,000 + [$1,000 × (-60.00%)]

= $1,000 + -$600.00

= $400.00

Because the underlying index depreciated from the hypothetical initial index level to the hypothetical final index level by more than the 10.00% buffer amount, your payment at maturity in this scenario would reflect 1-to-1 downside exposure to the negative performance of the underlying index beyond the 10.00% buffer amount.

December 2025	PS-6

Citigroup Global Markets Holdings Inc.
Autocallable Dual Directional Buffered PLUS Based on the TOPIX® Index Due January , 2028 Autocallable Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying index.  Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose up to 90.00% of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying index. If the securities are not automatically redeemed prior to maturity and the final index level depreciates by more than the buffer amount, you will lose 1% of the stated principal amount of the securities for every 1% by which that depreciation exceeds the buffer amount.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential for positive participation in the absolute value of any depreciation of the underlying index is limited. Because the buffer amount is equal to 10.00%, the return potential of the securities in the event that the underlying index depreciates is limited to 10.00%. Any depreciation of the underlying index in excess of the buffer amount will result in a loss, rather than a positive return, on the securities.

▪	Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪	Your return on the securities depends on the closing level of the underlying index on a limited number of days. Because your payment upon automatic early redemption, if applicable, or at maturity depends on the closing level of the underlying index solely on one of the valuation dates, you are subject to the risk that the closing level of the underlying index on those days may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying index that you could sell for full value at a time selected by you, or if the return on the securities was based on an average of closing levels of the underlying index, you might have achieved better returns.

▪	If the securities are redeemed prior to maturity, the appreciation potential of the securities is limited by the early redemption payment specified for the interim valuation date. If the closing level of the index on the interim valuation date is greater than or equal to the initial index level, you will be repaid the stated principal amount of your securities and will receive the fixed premium applicable to the interim valuation date, regardless of how significantly the closing level of the index on the interim valuation date may exceed the initial index level. Accordingly, the premium may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in the underlying index.

▪	The term of the securities may be as short as one year. If the closing level of the index on the interim valuation date, expected to occur approximately one year after the pricing date, is greater than or equal to the initial index level, the securities will be automatically redeemed. Additionally, if the securities are redeemed prior to maturity, you may not be able to reinvest at comparable terms or returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

December 2025	PS-7

Citigroup Global Markets Holdings Inc.
Autocallable Dual Directional Buffered PLUS Based on the TOPIX® Index Due January , 2028 Autocallable Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying index and a number of other factors, including the price and volatility of the stocks that constitute the underlying index, the dividend yields on the stocks that constitute the underlying index, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the underlying index may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

December 2025	PS-8

Citigroup Global Markets Holdings Inc.
Autocallable Dual Directional Buffered PLUS Based on the TOPIX® Index Due January , 2028 Autocallable Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪	The TOPIX® Index is subject to risks associated with non-U.S. markets. Investments in securities linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	The performance of the TOPIX® Index will not be adjusted for changes in the exchange rate between the Japanese yen and the U.S. dollar. The TOPIX® Index is composed of stocks traded in Japanese yen, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the TOPIX® Index and the value of your securities will not be adjusted for exchange rate fluctuations. If the Japanese yen appreciates relative to the U.S. dollar over the term of the securities, your return on the securities will underperform an alternative investment that offers exposure to that appreciation in addition to the change in the level of the TOPIX® Index.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or underlying shares, or engaging in transactions in them, and any such action could adversely affect the value of underlying shares. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

▪	Our offering of the securities does not constitute a recommendation of the underlying index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying index or in instruments related to the underlying index or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying index. These and other activities of our affiliates may affect the level of the underlying index in a way that has a negative impact on your interests as a holder of the securities.

▪	The level of the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the underlying index in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against any such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Adjustments to the underlying index may affect the value of your securities. The underlying index publisher may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as holders of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

December 2025	PS-9

Citigroup Global Markets Holdings Inc.
Autocallable Dual Directional Buffered PLUS Based on the TOPIX® Index Due January , 2028 Autocallable Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

December 2025	PS-10

Citigroup Global Markets Holdings Inc.
Autocallable Dual Directional Buffered PLUS Based on the TOPIX® Index Due January , 2028 Autocallable Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Information About the TOPIX® Index

The TOPIX® Index is a free float-adjusted market capitalization-weighted index of common stocks listed on the Tokyo Stock Exchange covering an extensive portion of the Japanese stock market. The TOPIX® Index is calculated, maintained and published by JPX Market Innovation & Research, Inc.  The TOPIX® Index is reported by Bloomberg L.P. under the ticker symbol “TPX.”

The TOPIX® trademarks, including “TOPIX®” and “TOPIX® Index,” are subject to the intellectual property rights owned by JPX Market Innovation & Research, Inc. and have been licensed for use by Citigroup Global Markets Inc. and its affiliates.  For more information, see “Equity Index Descriptions—The TOPIX® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions— The TOPIX® Index” in the accompanying underlying supplement for additional information.

Historical Information

The closing level of the underlying index on December 3, 2025 was 3,334.32.

The graph below shows the closing level of the underlying index for each day such level was available from January 5, 2015 to December 3, 2025. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the underlying index as an indication of future performance.

TOPIX® Index – Historical Closing Levels* January 5, 2015 to December 3, 2025

*The red line indicates 90% of the closing level of the underlying index on December 3, 2025 as a hypothetical illustration of the buffer amount of 10.00%. The actual level below which you will lose some of your initial investment will be 90% of the initial index level.
December 2025	PS-11

Citigroup Global Markets Holdings Inc.
Autocallable Dual Directional Buffered PLUS Based on the TOPIX® Index Due January , 2028 Autocallable Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

December 2025	PS-12

Citigroup Global Markets Holdings Inc.
Autocallable Dual Directional Buffered PLUS Based on the TOPIX® Index Due January , 2028 Autocallable Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $25.00 for each $1,000 security sold in this offering.  From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $20.00 for each $1,000 security they sell.  In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each security they sell.

The costs included in the original issue price of the securities will include a fee paid by CGMI to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models.  As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

© 2025 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

December 2025	PS-13